Exhibit 99.1

C4 Therapeutics Appoints Accomplished Oncology Executive Steve Hoerter to Board of Directors
Hoerter Brings Over Three Decades of Oncology Commercialization and Leadership Experience
Appointment Underscores Continued Transformation of Board to Lead C4T into Next Phase of Pipeline Progress
WATERTOWN, Mass., November 20, 2024 (GLOBE NEWSWIRE) -- C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science, today announced the continued evolution of its Board of Directors with the appointment of Steve Hoerter as a director.
“Our commitment to assembling a group of industry experts who offer diverse perspectives to our Board has resulted in bringing on some of the industry’s brightest minds, from leaders in asset discovery, to discovery, clinical development and corporate governance experts. As we continue advancing our portfolio of novel degraders, on behalf of the Board, I am thrilled to welcome Steve Hoerter and his deep product commercialization experience,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “Steve’s proven expertise in strategically advancing oncology programs into the commercial market will help guide our plans to become a fully integrated biotechnology company bringing innovative small molecule degraders to patients.”
Mr. Hoerter has over three decades of executive management, commercial and board experience, most recently serving as the president and chief executive officer of Deciphera Pharmaceuticals, which was acquired by ONO Pharmaceutical for $2.4 billion in June 2024. He transformed Deciphera from a clinical-stage company into a fully integrated global organization with the successful approval and launch of QINLOCK® for the treatment of advanced gastrointestinal stromal tumors in the U.S. and Europe, while advancing the company’s pipeline of novel product candidates. Prior to Deciphera, he was chief commercial officer of Agios Pharmaceuticals, where he was responsible for building the company’s commercial organization to enable the launches of its first two approved products in the U.S., TIBSOVO® and IDHIFA®, both for the treatment of acute myeloid leukemia. Earlier in his career, he served as chief commercial officer of Clovis Oncology and held general management and commercial roles at Roche, Genentech, Chiron Corporation (acquired by Novartis) and Eli Lilly and Company. Mr. Hoerter is on the Board of Directors of ORIC Pharmaceuticals, a clinical-stage oncology company, and has previously served on the Boards of Constellation Pharmaceuticals (acquired by MorphoSys), Deciphera Pharmaceuticals and Ignyta (acquired by Roche). He earned his B.A. from Bucknell University, his M.B.A. from Tilburg University in the Netherlands and an M.S. in management from the Krannert School of Management at Purdue University.
“I am excited to join the C4T Board as the Company advances its pipeline of novel targeted protein degraders that have the potential to disrupt the treatment landscape and improve outcomes for patients,” said Mr. Hoerter. “C4T is a leader in the field of targeted protein degradation, with a rich pipeline of orally bioavailable small-molecule degraders targeting challenging cancer targets with significant unmet needs. I look forward to supporting C4T’s continued evolution as it advances new therapies for patients.”
About C4 Therapeutics

C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is progressing targeted oncology programs through clinical studies and leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines to address difficult-to-treat diseases. C4T’s degrader medicines are designed to harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. For more information, please visit www.c4therapeutics.com.
Contacts:
Investors:
Courtney Solberg
Senior Manager, Investor Relations
CSolberg@c4therapeutics.com
Media:
Loraine Spreen
Senior Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com